Exhibit 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com

News Release

FOR FURTHER INFORMATION CONTACT:

Tom Ryan		Mark L. Yoseloff, Ph.D., Chairman & CEO
Investor Relations Advisor		Coreen Sawdon, CAO & Acting CFO
ph:	(203) 682-8200	ph:	(702) 897-7150
fax:	(203) 682-8201	fax:	(702) 270-5161

Shuffle Master, Inc. Reports First Quarter 2008 Results

LAS VEGAS, Nevada, Monday, March 17, 2008 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the first quarter ended January 31, 2008.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “Our first quarter mirrored trends we experienced throughout 2007, as a renewed emphasis on leasing drove record lease placements in all categories excluding Electronic Gaming Machines, but also resulted in lower overall revenue than a more sale-oriented business model would have yielded.  Although we succeeded in executing our strategic initiatives which drove increased recurring revenues and robust product penetration, we nonetheless experienced a modest loss in the quarter primarily due to higher expenses.  However, given our outlook for the balance of the year, we do expect to return to profitability in the second quarter and to remain profitable for the balance of fiscal 2008. Further, we believe that the Five Point Strategic Plan that we continue to implement, as well as the unique opportunities we have capitalized on, position us well for continued growth and long-term profitability.”

First Quarter Financial Highlights

•                  Revenue increased slightly by 1% to $37.9 million from the prior year period and recurring revenue, which includes leases and service, was a record in all product segments except Electronic Gaming Machines (“EGM”).

•                  Adjusted EBITDA(1) totaled $6.0 million, down from $12.0 million in the prior sequential quarter and $10.7 million in the prior year quarter.

•                  Cash and cash equivalents totaled $10.4 million compared with $4.4 million as of October 31, 2007 and $3.0 million as of January 31, 2007.

•                  Net debt (total debt, less cash and cash equivalents) totaled $225.7 million compared to $230.6 million as of October 31, 2007 and $226.6 million as of January 31, 2007.

•                  Net cash provided by operating activities totaled $10.2 million, an increase of $8.5 million from $1.7 million in the prior sequential quarter, and increased by $6.3 million from $3.9 million as compared to the prior year period.

Coreen Sawdon, CAO and Acting CFO stated, “Our results this quarter substantiate our ability to shift revenues to a recurring revenue model consistent with our stated objectives.  Short term results aside, we believe that our industry leading position in Proprietary Table Games, Electronic Table Systems and Utility Products will continue to position Shuffle Master for success.  We are seeing progress in our recurring revenue model and are confident that, with time, we will accelerate our growth rate with a more stable and diversified business model.”

First Quarter Financial Summary

GAAP loss per share from continuing operations for the quarter of ($0.05) reflects the anticipated impact of our continued focus on international expansion, including:

•                  Overall seasonality of our business with the first quarter historically being our lowest;

•                  A generally fixed infrastructure cost which represents a higher percentage of revenue on a lower revenue base;

•                  Growth in infrastructure; and

GAAP loss per share was also affected by a couple of anomalies in the first quarter 2008, which include:

•                  Corporate executive employee severance and legal costs totaling $1.2 million, net of tax, or ($0.04) per share

•                  Participation in two major trade-shows, G2E in Las Vegas and ICE in London, which occur only annually, but in the same quarter, totaling $(0.01) per share

Lease and royalty margins were impacted by the shift in product mix and the timing of lease installations.  To a lesser extent, gross margins were impacted by upfront installation charges for newly placed e-Table gaming products and fixed amortization included in cost of goods sold on variable and slightly reduced revenues for the quarter.  Finally, one of the biggest impacts to margin is the weakening US dollar.  A number of our products are manufactured in Europe and Australia, and paid for in local currency although they are often sold in US dollars.

Operating margins were lower primarily due to increased Selling, General and Administrative (“SG&A”) and Research and Development (“R&D”) expenses.  Both categories were substantially impacted by components of the expenses in foreign jurisdictions which, when converted to U.S. dollars, contributed to operating margin dilution.  In addition, continued growth in the Company’s global infrastructure impacted our results.

First Quarter 2008 Performance Highlights

“We are aggressively executing our Five Point Strategic Plan and our recurring revenue momentum is on target with our long-term strategic goals.  This is evidenced by the 30% increase in recurring revenue as compared to first quarter 2007,” Yoseloff commented.  Significant first quarter 2008 accomplishments are as follows:

•                  Leased shuffler installed base reached a record high of approximately 5,200 units

•                  Leased Electronic Table Systems (“ETS”) installed base reached a record high of approximately 1,300 seats with total installed seats reaching a record high of approximately 6,500 seats

•                  Significant growth in the Company’s Electronic Table Systems lease revenue of 79% to $2.1 million, largely attributable to the Company’s exclusive arrangement with the Delaware State Lottery and expansion of racino,  sporting club and other new markets into e-Table  formats

•                  Proprietary Table Games (“PTG”) royalty and lease revenue was up 39% compared to the prior year period thanks largely to increased units in Bet the Set “21”®, Dragon Bonus® and Ultimate Texas Hold ‘Em®.

Sawdon continued, “For the period, Utility Products revenue decreased slightly over one percent, despite strong gains in shuffler lease revenue as sales continue to be deemphasized in favor of recurring revenue.  A 27% decrease in shuffler sales was partially offset by a 14% increase in shuffler lease revenue and a 66% increase in service and other revenue.  Electronic Table Systems revenue remained relatively flat despite a 79% increase in lease revenues which was offset by a 20% decrease in sales and service revenue.  Proprietary Table Games had improved performance this quarter with a 9% increase in total revenue with royalty and lease revenue accounting for 88% of total Proprietary Table Games revenue.  Due to strong placements of our Ultimate Texas Hold’em® and Three Card Poker® proprietary games, our Proprietary Table Games segment made significant contributions to the quarter.  Finally, our Electronic Gaming Machines revenue remained flat as compared to the prior year period.  Effecting our margins, and consistent with the fourth quarter, were higher costs associated with infrastructure, litigation and a weaker U.S. dollar versus the prior period.”

Comparative information for each of the Company’s four segments: Utility Products; Proprietary Table Games; Electronic Table Systems and Electronic Gaming Machines are provided below.

Utility Products

The Utility Products segment includes revenues derived primarily from the Company’s Shufflers, Chippers and Intelligent Shoes.  Revenue from Utility Products totaled $17.5 million in the first quarter 2008, a decrease of 11% from $19.7 million in the prior sequential quarter, and down almost 2% from the comparable prior year quarter.  The decline in the current quarter as compared to the prior year quarter is a result of the renewed focus on leasing.  Shuffler sales revenue, for example, was $2.5 million higher in the prior year quarter than in the current quarter.  This was primarily caused by a 34% decrease in shuffler units sold in the current quarter compared to the prior year quarter, as well as minor impact from fewer conversions of leased shufflers to sold shufflers.  This decrease in total Utility Product revenue was partially offset by a 14% increase in lease revenue which was partially the result of an increase in the shuffler monthly average lease price.  Also contributing to the offset of the sales revenue decrease was a 66% increase in service and other revenue.  Utility Product lease revenue of $6.8 million set a Company record with the installed base of leased shufflers reaching a record high of approximately 5,200 units.  The total shuffler installed base increased to approximately 25,900 units.

Proprietary Table Games

The PTG segment includes revenue from the license and sale of the Company’s intellectual property protected titles including Premium Games, Side Bets and revenues from the recent acquisition of Progressive Gaming International Corp.’s (“PGIC”) Table Game Division (“TGD”) which includes titles such as Caribbean Stud® and Texas Hold ‘Em Bonus®.  During the first quarter 2008, revenue from PTG increased 9% to $9.2 million versus $8.4 million in the same prior year period.  The increase was primarily due to a 39% increase in royalty and lease revenue over the prior year quarter from $5.8 million to a record $8.1 million.  The increase in table game leases comprised mostly of unit increases in Bet the Set “21”®, Dragon Bonus® and Ultimate Texas Hold ‘Em® as well as the leased units acquired from PGIC in the prior sequential quarter.  The installed base of leased table games increased 30% over the prior year quarter to approximately 4,000 units.

Electronic Table Systems

The ETS segment includes Table Master™, Rapid® products, Vegas Star® products, Lightning Poker® and wireless gaming.  Revenue for the first quarter 2008 grew modestly over the prior year period.  Substantial revenue growth of 79% for total royalties and leases was offset by declining sales volume which fell 36%.  An increase of approximately 700 e-Table seats on lease contributed to improved lease revenue of $2.1 million due primarily to the five year agreement in place with the Delaware State Lottery System.  The margins in this segment are significantly lower than the margins experienced in the traditional shuffler and table game product offerings.  Margins have continued to be impacted by installation costs borne by the Company related to new installs of leased product.

Electronic Gaming Machines

The EGM segment represents the slot business acquired as part of the Stargames acquisition.  For the first quarter 2008, total EGM revenue was $5.6 million and remained flat as compared to the prior year period and decreased 61% from the prior sequential quarter.  There was a slight sales revenue increase of 3% for the quarter as compared to the prior year period.  The Company has been very successful with recent titles including Drifting Sands 3 and Pink Panther which have been two of the top revenue generating titles in the market.  The EGM penetration is predominately in the Australian market which includes operations in New Zealand.

Operating Expenses

Operating expenses for the first quarter 2008 increased 20% over the prior year period.  The increase is largely attributable to the same components as the fourth quarter 2007: increased infrastructure to support the Company’s growing multi-national business and a weaker U.S. dollar than in the prior period. R&D expenses, a component of Operating expenses, increased quarter over prior year quarter by approximately 2% of revenues.  Corporate legal fees of approximately $1.3 million impacted SG&A expenses for the quarter, as well as severance costs for the departure of a corporate senior executive totaling approximately $0.6 million.

Other Expense

Other expense for the first quarter 2008 totaled $1.6 million compared to $2.0 million in the comparable prior year quarter.  Other expense includes interest income predominately from the Company’s capital lease portfolio, interest expense on the senior secured revolving credit facility and convertible debentures as well as realized gains or losses on foreign currency.  The Company recognized foreign currency gains of $0.3 million for the first quarter 2008 as compared to a loss of ($0.1 million) in the same prior year period.

Balance Sheet, Cash Flows & Capital Deployment

Cash and cash equivalents totaled $10.4 million as of January 31, 2008, compared to $4.4 million as of October 31, 2007.  Net cash provided by operating activities for the first quarter ended January 31, 2008 totaled $10.2 million as compared to $3.9 million in the comparable prior year period.  The most significant driver of these two metrics was strong collections of accounts and notes receivable in the quarter.   The Company has also made progress in reducing its inventory balances as compared to the prior sequential quarter. Capital expenditures increased by approximately 41%, or $1.4 million, for the first quarter 2008 compared to $3.4 million in the prior year period.  This was due to an increase in the balance of the Company’s products leased and held for lease compared to the same period in 2007.  The Company’s leasing model continues to extend into more capital intensive products, therefore capital expenditures should continue to grow, but in a proportionate and stable ratio to the Company’s revenues.   As of January 31, 2008, the Company had $80.2 million outstanding on the senior secured revolving credit facility (“Revolver”).  Amounts available under the Revolver will be used as needed for working capital, capital expenditures and general corporate purposes.

Further detail and analysis of the Company’s financial results for the first quarter ended January 31, 2008, will be included in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission no later than March 17, 2008.

Yoseloff concluded by stating “We believe that our financial results for Q1 convey some positive trends despite being a historically weaker quarter. Looking at fiscal 2008 as a whole, we expect our results to be an improvement over fiscal 2007.  In particular, and notwithstanding the fact that product sales will be de-emphasized in favor of product leases, we still expect revenue for the year to exceed our fiscal 2007 revenue.  Given the generally better margins associated with recurring versus sale revenue, we also anticipate that adjusted EBITDA, EBT and EPS will show marked improvement over fiscal 2007.”

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s first quarter earnings results during a conference call on March 17, 2008 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 and requesting Shuffle Master’s First Quarter 2008 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through March 24, 2008, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 275045.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility Products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include electronic multi-player table game platforms, and Electronic Gaming Machines which include traditional video slot machines for select markets and wireless gaming solutions.  The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; continued consolidation of gaming operations; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in state, federal, or foreign state tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; our ability to attract and retain key personnel; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; adverse changes in the creditworthiness of parties with whom the Company has significant receivables; the pace of gaming expansion and the influence of anti-gaming constituents; the Company’s ability to successfully and economically integrate the Table Game Division business acquired from Progressive Gaming International Corporation ; the Company’s high level of indebtedness, and specifically the Company’s ability to meet debt service obligations and to refinance indebtedness, including the Company’s $150,000,000 contingent convertible senior notes (the “Notes”) and the Company’s $100,000,000 senior secured revolving credit facility (the “Revolver”), which will depend on the Company’s future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	January 31,
	2008	2007
Revenue:
Product leases and royalties	$17,019	$12,998
Product sales and service	20,834	24,309
Other	44	34
Total revenue	37,897	37,341
Costs and expenses:
Cost of leases and royalties	5,469	3,663
Cost of sales and service	10,582	10,505
Gross profit	21,846	23,173
Selling, general and administrative	18,375	14,570
Research and development	4,589	3,897
Total costs and expenses	39,015	32,635

Income (loss) from operations	(1,118)	4,706
Other expense	(1,636)	(1,991)
Equity method investment loss	—	(141)
Income (loss) from continuing operations before tax	(2,754)	2,574
Income tax (benefit) provision	(951)	623
Income (loss) from continuing operations	(1,803)	1,951
Discontinued operations, net of tax	—	74
Net income (loss)	$(1,803)	$2,025

Basic earnings (loss) per share:
Continuing operations	$(0.05)	$0.06
Discontinued operations	—	—
Net income (loss)	$(0.05)	$0.06

Diluted earnings (loss) per share:
Continuing operations	$(0.05)	$0.05
Discontinued operations	—	0.01
Net income (loss)	$(0.05)	$0.06

Weighted average shares outstanding:
Basic	34,717	34,629
Diluted	34,717	35,594

SHUFFLE MASTER, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except for share amounts)

	January 31,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,404	$4,392
Accounts receivable, net of allowance for bad debts of $426 and $476	23,742	35,045
Investment in sales-type leases and notes receivable, net	8,234	9,092
Inventories	32,751	34,081
Prepaid income taxes	7,482	4,110
Deferred income taxes	4,993	7,959
Other current assets	6,212	5,286
Total current assets	93,818	99,965
Investment in sales-type leases and notes receivable, net of current portion	4,357	6,124
Products leased and held for lease, net	18,107	15,886
Property and equipment, net	10,159	11,242
Intangible assets, net	87,339	91,343
Goodwill	104,054	105,354
Deferred income taxes	14,644	14,476
Other assets	14,319	15,377
Total assets	$346,797	$359,767
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,869	$11,548
Accrued liabilities	11,464	15,015
Customer deposits	2,121	2,213
Deferred revenue	3,917	5,489
Current portion of long-term debt and other liabilities	1,067	3,932
Total current liabilities	26,438	38,197
Long-term debt	235,288	231,339
Other long-term liabilities	2,773	1,359
Deferred income taxes	928	1,238
Total liabilities	265,427	272,133
Commitments and Contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding
Common stock, $0.01 par value; 151,875 shares authorized; 35,251 and 35,198 shares issued and outstanding	353	352
Additional paid-in capital	7,884	6,492
Retained earnings	35,829	38,770
Accumulated other comprehensive income	37,304	42,020
Total shareholders’ equity	81,370	87,634
Total liabilities and shareholders’ equity	$346,797	$359,767

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended
	January 31,
	2008	2007

Cash Flow Data:

Cash provided by operating activities	$10,152	$3,919

Cash used by investing activities	$(4,929)	$(4,592)

Cash provided (used) by financing activities	$945	$(5,164)

Reconciliation of income (loss) from continuing operations to Adjusted EBITDA:

Income (loss) from continuing operations	$(1,803)	$1,951
Other expense	1,636	1,991
Share-based compensation	1,392	1,441
Equity method investment loss	—	141
Provision (benefit) for income taxes	(951)	623
Depreciation and amortization	5,689	4,572

Adjusted EBITDA from continuing operations (1)	$5,963	$10,719

(1)       Adjusted EBITDA is earnings before other expense, provision (benefit) for income taxes, depreciation and amortization, share-based compensation and equity method investment loss.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within our industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited)

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended
	January 31,
	2008	2007
Shufflers installed base (end of year)
Lease units	5,157	4,570

Sold units, inception-to-date:
Beginning of period	20,396	17,630
Sold during period	498	751
Less trade-ins and exchanges	(191)	(136)
End of year	20,703	18,245
Total installed base (1)	25,860	22,815

Chipper installed base (end of year)
Lease units	14	11

Sold units, inception-to-date
Beginning of period	721	620
Sold during period	38	26
End of year	759	646
Total installed base (1)	773	657

Proprietary Table Games installed base (end of year)
Royalty units	3,988	3,075

Sold units, inception-to-date
Beginning of period	1,437	1,233
Sold during period	23	79
End of year	1,460	1,312
Total installed base (1)	5,448	4,387

Electronic Table Systems installed base (end of year)
Lease seats	1,323	601

Sold seats, inception-to-date
Beginning of period	5,040	4,142
Sold during period	114	203
End of year	5,154	4,345
Total installed base (1)	6,477	4,946

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended
	January 31,
	2008	2007
Electronic Gaming Machines installed base (end of quarter)
Lease seats	2	—

Sold seats, inception-to-date:
Beginning of period	18,993	16,279
Sold during period	274	441
End of year	19,267	16,720
Total installed base (1)	19,269	16,720

(1)    Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.